Exhibit 99.1

For information contact Mary Beth Higgins Herbst Gaming (702) 740-4576

HERBST GAMING REPORTS 2007 FIRST QUARTER RESULTS

(LAS VEGAS) May 8, 2007 — Herbst Gaming, Inc. and Subsidiaries (“HGI” or “Company”) today announced the results of their operations for the first quarter ended March 31, 2007.

The Company reported net revenues of $150.4 million for the three months ended March 31, 2007, an increase of 4.0%, or $5.5 million, compared with $144.9 million in the prior year’s quarter.  The Company recorded a net loss of $3.9 million for the three months ended March 31, 2007, compared with net income of $17.2 million in the prior year’s quarter.  The loss was primarily a result of the impact of the smoking ban on our route operations in Nevada during the first quarter. The Company’s Consolidated EBITDA (as defined below) was $23.5 million for the quarter ended March 31, 2007, a decrease of 33%, or $11.5 million, compared with Consolidated EBITDA of $35.0 million for the same period in 2006.

The first quarter ended March 31, 2007 numbers included almost a full quarter of the operations of the Sands Regent casinos located in northern Nevada. The stock of the Sands Regent was acquired on January 3, 2007.

Subsequent to quarter end the Company also acquired three casinos located in Primm, Nevada for $400 million from a subsidiary of MGM Mirage.

See footnote (7) to “Selected Financial Information” below for a detailed definition of Consolidated EBITDA and a discussion of the reasons the Company uses Consolidated EBITDA as a performance measure.  Included in the Selected Financial Information is a reconciliation of Consolidated EBITDA, a non-GAAP measure, to net income.

Conference Call Information

The Company will host a conference call to discuss its first quarter 2007 financial results on Wednesday, May 9, 2007 beginning at 1 p.m. Eastern/10 a.m. Pacific Time.  Interested participants may access the call by dialing into our conference operator at (866) 356-3095 (Domestic), (617) 597-5391 (International), PIN No. 93789787. A replay of the call will be available beginning one hour after the completion of the call and until Wednesday, May 16, 2007 at 8 p.m. Eastern/5 p.m. Pacific Time.  To access the replay, call (888) 286-8010 (Domestic), (617) 801-6888 (International), PIN No. 42204615.

A replay of the earnings call will be available on the Company’s web site, www.herbstgaming.com, in the “Investors Relations” section, which will be accessible on the Company’s web site for a period of at least 12 months.

HERBST GAMING
SELECTED FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three months ended March 31,
	2006	2007
Income Statement Data
Revenues
Route Operations	$90,872	$74,749
Casino Operations
Nevada	24,545	43,933
Other states	35,195	35,569
Other	2,070	7,423
Total revenues	152,682	161,674
Promotional allowances — route	(14)	(25)
Promotional allowances — casino
Nevada	(3,200)	(6,119)
Other states	(4,560)	(5,141)
	(7,774)	(11,285)
Net revenues	144,908	150,389
Cost and expenses
Route operations	68,946	64,872
Casino operations
Nevada	15,768	30,199
Other states	21,714	22,308
Other Operations	771	5,641
Depreciation and amortization	8,560	12,332
General and administrative	2,906	4,184
Total costs and expenses	118,665	139,536
Income from operations	26,243	10,853
Interest income	208	290
Interest expense (net of capitalized interest of $160 and $97 respectively)	(9,229)	(13,674)
Decrease in value of derivative instruments	—	(1,333)
Total Other income (expense)	(9,021)	(14,717)

Net income (loss)	$17,222	$(3,864)

	December 31,	March 31,
	2006	2007
Balance Sheet Data
Cash and cash equivalents	$65,640	$98,499
Total assets	$568,450	$761,353
Total debt (1)	$522,618	$703,427
Stockholders’ equity	$18,771	$9,407

	Three-Months Ended March 31,
	2006	2007
Other data:
Ratio of earnings to fixed charges (2)	2.8X	0.7X
Net cash provided by operating activities	$31,239	$23,805
Net cash used in investing activities	(15,154)	(156,646)
Net cash (used in) provided by financing activities	(4,506)	165,700
Capital expenditures	14,799	7,277
Route EBITDA (3) (4)	$21,912	$9,852
Casino EBITDA (3) (5)
Nevada (3)(5)	5,577	7,615
Other states (3)(5)	8,921	8,120
	14,498	15,735
Other and Corporate Adjusted (3) (6)	(1,399)	(2,112)
Consolidated EBITDA (7)	$35,011	$23,475

(1)          Total debt consists of the current and long-term portions of long-term debt for all periods presented.

(2)          For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before fixed charges, loss on early retirement of debt and extraordinary items.  Fixed charges consist of interest expensed and capitalized.

(3)      Effective January 1, 2007, we have changed the classification of certain costs from general and administrative to route and casino operations.  The 2006 amounts have been reclassified to be consistent with the current classification and have no impact on net income.

	3 Months Ended
	March 31, 2006
		Previously
	Revised	Reported
Costs and Expenses
Route operations	$68,946	$68,637
Casino operations	$37,482	$36,529
G and A	$2,906	$4,168

(4)          Route EBITDA consists of net income plus depreciation and amortization and interest expense, net of capitalized interest, and is calculated before allocation of overhead.

(5)          Casino EBITDA consists of net income plus depreciation and amortization, interest expense, net of capitalized interest and costs associated with the retirement of assets.  Casino EBITDA for casinos in Nevada and other states are calculated before allocation of overhead.

(6)          Other and Corporate Adjusted consists of other non-gaming revenues, general and administrative expenses and interest income.

(7)          Consolidated EBITDA consists of net income plus depreciation and amortization, and interest expense, net of capitalized interest and fluctuations in the value of derivative instruments.  Consolidated EBITDA is presented because it is used as a performance measure to analyze the performance of our business segments and because it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry. However, other companies in our industry may calculate Consolidated EBITDA differently. Consolidated EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity, as an alternative to net income or as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

The following table is a reconciliation of net income to Consolidated EBITDA.

	Three months ended March 31,
	2006	2007
Net Income	$17,222	$(3,864)
Interest expense	9,229	13,674
Decrease in value of derivative instruments	—	1,333
Depreciation and amortization	8,560	12,332
Consolidated EBITDA	$35,011	$23,475